Exhibit 99.1

Antigenics’ QS-21 Adjuvant Enters Pivotal Phase 3 Clinical Trial of GlaxoSmithKline’s Malaria Vaccine

LEXINGTON, Mass.--(BUSINESS WIRE)--June 17, 2009--Antigenics Inc. (NASDAQ: AGEN) today announced that GlaxoSmithKline (GSK) has launched a Phase 3 study with the world’s most clinically-advanced malaria vaccine, RTS,S, which contains Antigenics’ QS-21 Stimulon® adjuvant.

“There are now approximately 15 vaccines containing QS-21 in clinical trials of which four have now progressed into Phase 3 studies across multiple indications including non-small cell lung cancer, melanoma and malaria,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “Today’s announcement demonstrates that QS-21 is a critical adjuvant in the development of therapeutic and prophylactic vaccines and is expected to be a significant contributor to Antigenics future royalty income in the event of successful commercialization.”

QS-21 is a key component in several of GSK’s proprietary adjuvant systems, which play an integral role in a new generation of GSK vaccines currently in development. Under the terms of the license and supply agreements announced in July 2006, GSK will make payments contingent upon successful milestone achievements, and will pay royalties to Antigenics on net sales for a period of at least 10 years after first commercial sale.

Recent Phase 2 malaria studies showed that, over an eight-month follow-up period, RTS,S reduced clinical episodes of malaria by 53 percent and had a promising safety and tolerability profile when used alongside standard infant vaccines. The Phase 3 trial builds on more than 10 years of clinical research in Africa, including the first proof-of-concept study in children in 2004 and a proof-of-concept study in infants in 2007.

If the RTS,S Phase 3 program progresses as expected, RTS,S could be submitted for initial regulatory review in 2011. If the required regulatory clearances are granted and international and African national public health authorities recommend its use, RTS,S could be introduced in 2012 for children age 5-17 months. Following recommendations for use in infants, full availability is anticipated by 2014, potentially saving hundreds of thousands of lives a year.

About QS-21 Stimulon Adjuvant

Antigenics’ QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 has not only become a critical component in the development of preventative vaccine formulations across a wide variety of infectious diseases, but may also be essential in enabling a new generation of therapeutic vaccines to treat cancer, infectious diseases and degenerative disorders. QS-21 is currently being evaluated in approximately 20 vaccine indications, of which several are in late-stage clinical trials by Antigenics’ licensees, including GlaxoSmithKline and Elan.

This press release contains forward-looking statements, including statements about clinical development and regulatory timelines for QS-21, potential future milestone and royalty payments to Antigenics in connection with the development and commercialization of QS-21, and the significance of QS-21 as a component in products under development. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, Antigenics’ dependence on its collaborative partners such as GSK to successfully develop and commercialize products containing QS-21, the scientific risk associated with the development of vaccines, the competitive risk that other sources of competitive adjuvants could become available, difficulties or delays in manufacturing QS-21, and the risk factors described in the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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